UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2011 (November 15, 2011)

WESCORP ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30095	98-0447716
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

2800 First Canadian Centre, 350 – 7th Avenue S.W., Calgary, Alberta, Canada T2P 3N9
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (403) 668-5540

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2011, Douglas Biles notified the Board of Directors of the Registrant that he believes that his Employment Agreement with the Registrant has expired, and that as a result, because of the terms of the Employment Agreement, he is forced to resign as a Director and as an Officer of the Registrant and all its subsidiaries upon expiration of the Employment Agreement. A copy of this correspondence is attached as an exhibit to this Form 8-K.

It is the position of the Board of Directors of the Registrant that the Board had informed Mr. Biles that it desired to extend the Standstill Agreement previously entered into between Mr. Biles and the Registrant, which would extend Mr. Biles’ Employment Agreement, and that this extension (which required Mr. Biles’ agreement) would occur at a Board meeting held prior to expiration of the Employment Agreement. However, Mr. Biles left the Board meeting without agreeing to the extension. As a result, it is the position of the Board of Directors that if Mr. Biles’ Employment Agreement has expired, it is because of Mr. Biles’ refusal to agree to the extension.

Mr. Biles also informed the Registrant on November 20, 2011 that, based on his view that his Employment Agreement was terminated by the Registrant, he is entitled to a number of payments that total $1,017,500. A copy of this correspondence is attached as an exhibit to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)      Exhibits.

Exhibit 17.1	Resignation notice from Douglas Biles, former CEO and director

Exhibit 17.2	Notice of Severance Entitlements from Douglas Biles

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCORP ENERGY INC.

November 21, 2011	By:	/s/ Robert Power
Robert Power
Chairman of the Board